UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

WORLD ACCEPTANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 30, 2006

To the Shareholders of
World Acceptance Corporation:

In connection with the Annual Meeting of Shareholders of your Company to be held on August 2, 2006, we enclose a Notice of the Meeting, this Proxy Statement containing information about the matters to be considered at the Meeting, and a form of proxy relating to those matters.

In addition, we enclose our 2006 Annual Report, which provides information relating to the Company’s activities and operating performance during the most recent fiscal year.

You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy so that your shares can be voted in the event that you are unable to attend the Meeting. A postage-paid return envelope for that purpose is provided for your convenience. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.

Sincerely yours, Charles D. Walters Chairman of the Board

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 2, 2006, at 11:00 a.m., local time, for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2.
To consider and act upon a proposal to ratify the action of the Audit Committee in selecting KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year ending March 31, 2007; and

3.	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 16, 2006 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly so that, if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.

Charles D. Walters Chairman of the Board
June 30, 2006

IMPORTANT NOTICE
Please Sign and Mail Your Proxy Promptly

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

PROXY STATEMENT

The following statement, first mailed on or about June 30, 2006, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of World Acceptance Corporation (the “Company”) of proxies to be used at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on August 2, 2006, at 11:00 a.m., local time, at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

The accompanying form of proxy is for use at the Meeting if a shareholder is unable to attend in person or plans to attend but prefers to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

1.	The election to the Board of the six (6) nominees named in this Proxy Statement;

2.
The ratification of the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year ending March 31, 2007.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company’s common stock, no par value (the “Common Stock”), and secure the beneficial owners’ voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by other forms of communication.

Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 16, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record of outstanding shares (the “Shares”) of the Common Stock at the close of business on that date will be entitled to notice of and to vote at the Meeting.

The number of outstanding Shares entitled to vote as of the record date was 18,497,208. Each Share is entitled to one vote. In accordance with South Carolina law and the Company’s bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors and the ratification of the selection of auditors. Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. Approval of the auditors will be granted if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote these proposals. Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals. Cumulative voting is not permitted under the Company’s articles of incorporation.

On June 16, 2006, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Except as noted otherwise, each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite the shareholder’s name.

Ownership of Shares by Certain
Beneficial Owners as of June 16, 2006

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Columbia Wanger Asset Management L.P. (1) WAM Acquisition GP, Inc. 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,827,300	15.3%

Thomas W. Smith (2) Scott J. Vassalluzo Idoya Partners 323 Railroad Avenue Greenwich, Connecticut 06830	1,961,541	10.6%

_________________________
(1)
Based on an amended Schedule 13G dated February 13, 2006. Columbia Wanger Asset Management, L.P. reported sole and dispositive power over all shares listed. WAM Acquisition GP, Inc. reported shared voting and dispositive power over all Shares listed.

(2)
Based on an amended Schedule 13G dated February 14, 2006. Mr. Smith reports shared voting and dispositive power over 1,866,741 Shares, Mr. Vassalluzo reports shared voting and dispositive power over 1,866,741 Shares and Idoya Partners reports shared voting and dispositive power over 0 Shares. Mr. Smith reports sole voting power over 300 shares and dispositive power over 94,800 Shares. Mr. Vassalluzo reports sole dispositive power over 36,000 Shares, and Idoya Partners reports sole power to vote and dispose of 976,917 Shares.

ELECTION OF DIRECTORS

The Company’s bylaws provide for seven directors. The Board currently consists of six directors due to the vacancy created by the departure of Douglas R. Jones in March 2006. The Company is currently seeking a qualified candidate to fill this vacancy. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the director candidates described below. It is intended that the persons named in the accompanying proxy will vote only for the six nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. Each director will be elected to serve until the next annual meeting of shareholders or until a successor is elected and qualified. Directors will be elected by a plurality of the votes cast.

Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Nominating and Corporate Governance Committee.

During the most recent fiscal year, the Board of Directors held four regularly scheduled meetings. Each director attended all meetings of the Board of Directors and all meetings of each committee on which he served, except that Mr. Hummers was unable to attend two meetings of the Audit Committee and Mr. Bramlett was unable to attend one meeting of the Board of Directors. The Board typically schedules a meeting in conjunction with the Company’s annual meeting of shareholders and expects that all directors will attend the annual meeting absent a schedule conflict or other valid reason. All of our directors attended the Company’s 2005 Annual Meeting.

Each director who is not an employee of the Company currently is paid a $4,500 quarterly retainer, plus $1,000 for each meeting of the Board of Directors attended and $500 for attendance at each meeting of a committee on which he serves. The Chairman of each committee receives an additional $500 for each committee meeting attended. The Company offers a deferred fee plan for its non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods. The deferred fee plan is non-qualified for tax purposes. Deferred fees under the plan earn interest at the prime rate or, at each participating director’s option, a return based on the Company’s stock price performance over time. During fiscal 2006, none of the directors elected to defer any fees under this plan. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each outside director received options to purchase 6,000 Shares on each April 30 from 1992 through 2001, 1,500 Shares on May 14, 2002, 10,500 Shares on May 16, 2003 and 6,000 on April 30, 2004, and 6,000 on May 2, 2005, pursuant to the terms of the Company’s 1992, 1994, 2002 and 2005 Stock Option Plans. The exercise price for these options was the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant. Additionally, on May 1, 2006, each outside director received 2,000 shares of restricted stock. One half of these shares vested immediately upon issuance with the other half vesting on May 1, 2007. These shares were issued pursuant to the terms of the 2005 Stock Option Plan.

The Board of Directors maintains an Audit Committee on which Messrs. Way (Chairman), Bramlett, and Hummers served during fiscal 2006. The Audit Committee reviews the results and scope of each audit, the service provided by the Company’s independent accountants and all related-party transactions. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Audit Committee is an independent director. In addition, the Board has determined that each member of the Audit Committee meets the heightened standards of independence for audit committee members under the Securities Exchange Act of 1934. The Audit Committee met five times during the most recent fiscal year. This included quarterly conference call meetings with management and the Company’s independent auditors to review interim financial information prior to its public release. Additional information regarding the Audit Committee is set forth below under “Appointment of Independent Public Accountants.”

The Board also maintains a Compensation and Stock Option Committee on which Messrs. Gilreath (Chairman), Bramlett, Hummers and Way serve. This Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. Additionally, this Committee administers the Company’s 1992, 1994, 2002 and 2005 Stock Option Plans. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Compensation and Stock Option Committee is an independent director. The Compensation and Stock Option Committee met three times during the most recent fiscal year.

The Board also maintains a Nominating and Corporate Governance Committee on which Messrs. Bramlett (Chairman), Gilreath, Hummers and Way serve. This committee makes recommendations to the Board regarding nominations for director and senior executive candidates, makes recommendations regarding membership of Board Committees and reviews issues with respect to the structure of Board meetings. This Committee meets at the discretion of the Board or at the call of any two directors. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Nominating and Corporate Governance Committee is an independent director. This Committee met once in fiscal 2006.

The following is a list of nominees for election to the Board of Directors. Each nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Each of the nominees served on the Board of Directors during the Company’s last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company, other than Mr. Charles D. Walters who is the father of James Daniel Walters, one of the Company’s executive officers.

CHARLES D. WALTERS (67), Chairman, World Acceptance Corporation. Mr. Walters has served as Chairman of the Board of Directors since July 1991 and as a director since April 1989. Mr. Walters served as chief executive officer between July 1991 and August 2003, as president from 1986 to 1996, executive vice president from 1984 to 1986, and as regional vice president responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972. Mr. Walters also serves as the chairman of the board of directors of Independence Bancshares, Inc., a community bank in Greenville, South Carolina.

A. ALEXANDER McLEAN, III (55), Chief Executive Officer, World Acceptance Corporation. Mr. McLean has served as chief executive officer since March 2006, as executive vice president from August 1996 to March 2006, as senior vice president from 1992 to August 1996, and as vice president and chief financial officer and as a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

JAMES R. GILREATH (64), Attorney, The Gilreath Law Firm, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

WILLIAM S. HUMMERS, III (60), Vice Chairman and Executive Vice President, The South Financial Group, Inc., Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with The South Financial Group, Inc., formerly Carolina First Corporation, since 1988. Mr. Hummers currently serves as a director of The South Financial Group, Inc. Mr. Hummers has served as a director of the Company since April 1989.

CHARLES D. WAY (53), Chairman and Chief Executive Officer, Ryan’s Restaurant Group, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan’s Family Steak Houses, Inc. from 1988 until 2004, as its chief executive officer since 1989, and as its chairman since October 1992. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan’s Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan’s Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

KEN R. BRAMLETT, JR. (46), Senior Vice President and General Counsel, COMSYS IT Partners, Inc., a public IT Services Company (NASDAQ: CITP) from January 1, 2006 to present. From 2005 to 2006, Mr. Bramlett was a partner of Kennedy Covington Lobdell & Hickman, LLP, a Charlotte, North Carolina law firm. From 1996 to 2004, Mr. Bramlett served as Senior Vice President and General Counsel of Venturi Partners, Inc., (formerly known as Personnel Group of America, Inc.), Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett also served as chief financial officer of Venturi from October 1999 to January 2001, and as a director of that company from August 1997 to January 2001. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years. Mr. Bramlett also serves as a director of Raptor Networks Technology, Inc. Mr. Bramlett has served as a director of the Company since October 1993.

The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 16, 2006, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.

OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 16, 2006

	Shares Beneficially Owned
Name of Individual or Number in Group	Amount (1)		Percent of Class

Charles D. Walters	246,890	(2)	1.3%
A. Alexander McLean, III	202,562	(3)	1.1%
James R. Gilreath	98,500	(4)	*
Charles D. Way	34,000		*
Ken R. Bramlett, Jr.	56,800		*
William S. Hummers, III	33,780		*
Charles F. Gardner, Jr.	3,500		*
James Daniel Walters	12,300	(5)	*
Douglas R. Jones	-		*
Mark C. Roland	-		*
Director and all executive officers as a group (12 persons)	688,332		3.7%

*Less than 1%.
(1)
Includes the following Shares subject to options exercisable within 60 days of June 16, 2006; Mr. McLean - 95,682; Mr. Gilreath - 36,000; Mr. Way - 30,000; Mr. Bramlett - 48,000; Mr. Hummers - 25,500; Directors and Executive Officers as a group - 242,082.

(2)	Includes 1,040 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of these Shares.
(3)	Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.
(4)	Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee. Also includes 53,000 Shares in a limited partnership in which Mr. Gilreath is a partner.
(5)	Includes 900 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of these Shares.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Policy and Committee Charters

In furtherance of its goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders, the Board of Directors of the Company has adopted a corporate governance policy. Copies of the governance policy and the committee charters for the Company’s Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee are available on the Company’s website, at www.worldacceptance.com as well as by mail to any shareholder that requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, SC 29606.

Director Independence

The Board of Directors has determined that a majority of its members are independent and meet the independence requirements of NASDAQ. Mr. A. Alexander McLean, Chief Executive Officer and Mr. Charles D. Walters, Chairman and former Chief Executive Officer of the Company, do not meet the independence requirements of NASDAQ.

Audit Committee Financial Experts

The Board of Directors has determined that each member of the Audit Committee, Mr. Way, Mr. Bramlett and Mr. Hummers, is an audit committee financial expert. Each of these members is also “independent” as that term is defined in accordance with the independence requirements of NASDAQ.

Executive Sessions of Non-Management Directors

Non-management Board members will meet without management present at regularly scheduled executive sessions. In addition, to the extent that the group of non-management directors include directors that are not independent directors, at least once a year an executive session including only independent directors will be scheduled. Mr. Ken R. Bramlett, Jr., or any successor Chairman of the Nominating and Corporate Governance Committee, will preside over meetings of the non-management or independent directors.

Code of Ethics and Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all directors, employees and officers of the Company (including the Company’s Chief Executive Officer (principal executive officer) and Vice President and Chief Financial Officer (principal financial and accounting officer)). The Code of Ethics has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2006. A copy of Code of Ethics is also available on the Company’s website at www.worldacceptance.com, and to any shareholder that requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, South Carolina 29606.

Shareholder Communications with Directors

Any shareholder who wishes to communicate with our board of directors, or one or more individual directors, can write to them at this address:

World Acceptance Corporation
Board Administration
c/o Corporate Secretary
P. O. Box 6429
Greenville, South Carolina 29606

Your letter should indicate that you are a shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to address the communication directly, for example where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Board, a member of management will present a summary of all communications received since the last meeting that were not forwarded. Those communications will be available to the directors on request.

Director Nominations

Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders, except to the extent that our bylaws or applicable South Carolina law require otherwise. The Board of Directors has delegated the screening process for other director nominees to the Nominating and Corporate Governance Committee (the “Governance Committee”). Our Governance Committee consists of four “independent” directors, as determined by the Board in accordance with applicable NASDAQ standards.

Our corporate governance policy outlines certain minimum criteria for Board membership. These criteria reflect the Board’s belief that all directors should have the highest personal and professional integrity and, as a general rule, should be persons who have demonstrated exceptional ability, diligence and judgment. In addition, the policy requires that at least a majority of the Board consist of independent directors. The Governance Committee has not developed or recommended to the Board any specific criteria for Board membership to complement these general criteria. However, the Governance Committee believes that directors should, at a minimum, have expertise that may be useful to the Company. Directors should also be willing and able to devote the required amount of time to Company business.

The Governance Committee applies these criteria when evaluating all nominee candidates. When current Board members are considered for nomination for re-election, the Governance Committee also considers their prior Board contributions and meeting attendance records.

When seeking director candidates, the Governance Committee may solicit suggestions from incumbent directors, management or others. Consistent with our corporate governance policy,, the Committee will also consider candidates recommended by shareholders, provided that such nominations are made in writing and are received by the Company at its executive offices not later than, in the case of nominees to be considered for election at the 2007 Annual Meeting of Shareholders, March 2, 2007 (which is 120 days prior to the expected mailing date of the 2007 Proxy Statement). Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Company as part of its disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.

The Governance Committee’s process for recommending nominees begins with a preliminary assessment of each candidate based on the individual’s resume and biographical information, willingness to serve and other background information. This information is evaluated against the criteria stated above and the specific needs of the Company at that time. After these preliminary assessments, the candidates who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews to continue the evaluative process. Incumbent directors, however, generally are not required to interview again. On the basis of the information learned during this process, the Governance Committee determines which nominees to recommend to the Board for nomination.

Our Governance Committee does not currently use the services of any third party search firm to assist in identifying or evaluating board candidates. However, the Committee may engage a third party to provide these services in the future, as it deems appropriate at the time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company’s executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2006.

SHAREHOLDER RETURN

Performance Graph. The following chart provides a graphic comparison of the cumulative shareholder return on the Company’s Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company’s Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on March 31, 2001.

Comparison of Cumulative Total Return Between World
Acceptance Corporation, NASDAQ Composite Index and
NASDAQ Financial Index

	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05	3/31/06
World Acceptance Corporation	100.00	104.93	134.53	293.12	381.47	409.57
NASDAQ Composite Index	100.00	100.78	73.97	109.18	109.90	129.63
NASDAQ Financial Index	100.00	124.42	115.43	165.95	172.52	202.71

EXECUTIVE COMPENSATION

Report of Compensation and Stock Option Committee

The Compensation and Stock Option Committee is responsible for establishing compensation and benefits for the members of senior management of the Company. This Committee annually evaluates the Company’s performance and compensation paid to the Company’s executive officers and other senior management. It is also responsible for administering the Company’s 1992, 1994, 2002 and 2005 Stock Option Plans and meets periodically to consider option grants to newly hired, promoted, and existing members of management.

Objectives and Policies

The Compensation and Stock Option Committee seeks to establish compensation policies, plans, and programs to accomplish two objectives: (i) to attract and retain highly capable and well-qualified executives and other employees and (ii) to focus executives’ efforts on increasing shareholder value. To achieve these objectives, the Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of discretionary stock options and restricted stock awards that vest over a period of time.

The following executive officers have been compensated pursuant to the objectives described above in accordance with employment agreements and in accordance with incentive compensation plans described below: Messrs. Walters and McLean since the beginning of fiscal 1995, Mr. Jones since August 1999 (until March 23, 2006) and Mr. Roland since the beginning of fiscal 2005. The Compensation and Stock Option Committee believes that it is desirable to tie a significant percentage of each executive’s overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels, subject to adjustment at the discretion of the Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock. As provided under the terms of Mr. Walter’s revised employment agreement in connection with his retirement as Chief Executive Officer, he did not participate in the bonus or equity incentive components of the Company’s compensation program during fiscal 2005 and fiscal 2006.

For fiscal 2006 Messrs. Walters, Jones, and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Jones, McLean and Roland for fiscal 2006 were determined in accordance with the Company’s Executive Incentive Plan (the “Executive Incentive Plan”) and based on the Company’s achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, (3) expense control, and (4) control of loan charge-offs. The Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable, expense control and charge-off control are the three most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Jones, McLean and Roland in fiscal 2006 were as follows: earnings per share—40%; growth in loans receivable—30%; expense control—20%; and charge-off control - 10%. Possible bonuses ranging from 25% to 150% of base salary for Mr. Jones, from 20% to 120% of base salary for Mr. McLean and from 22.5% to 135% for Mr. Roland were available for fiscal 2006 depending upon whether the Company reached the pre-established minimum, threshold, target, or maximum levels of achievement with respect to a particular goal. During fiscal 2006, the Company achieved the maximum performance level with respect to its growth in loans receivable; target levels for earnings per share and expense control; and threshold level with respect to charge-off control.

As a result, the cash bonuses payable under the Executive Incentive Plan amounted to 110.0%, 88.0% and 99% of base salary for Messrs. Jones, McLean and Roland, respectively. Mr. Jones’ bonus will be paid on a prorata basis through the date of his termination. Messrs. McLean and Roland received additional discretionary bonuses granted by the Compensation Committee of $43,000 and $42,000, respectively, for their efforts and additional responsibilities assumed in connection with Mr. Jones’ termination and in recognition of the smooth transition that subsequently transpired.

The compensation arrangements with the Company’s other three executive officers, Mr.
Gardner, Mr. Walters and Mr. Dyer, provide for bonuses which are based 50% on the same Company performance goals that determine the compensation of Messrs. Jones, McLean and Roland and 50% based on the achievement of business unit performance goals.

Historically, the long-term incentive components of the Company’s executive compensation have been stock options under the 1992, 1994, 2002 and 2005 Stock Option Plans. Options may have a term of up to 10 years, but expire earlier upon an executive’s termination of employment. Options granted under the 1992, 1994, 2002, and 2005 Stock Option Plans are exercisable at the fair market value of the Shares at the date of grant. Restricted stock awards may contain such transfer restrictions and vesting and other terms as determined by the Compensation and Stock Option Committee.

The Committee believes it appropriate to take into account the tax consequences of employee benefits design and the award of executive compensation in order to balance the Company’s interests with those of participants in the Company’s plans. With regard to executive compensation, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s chief executive officer or any of the four most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Although the current cash compensation levels of the Company’s executives generally remain well below the $1 million limit, the Committee intends to consider the effect of Section 162(m) in the design and implementation of its executive compensation plans. However, the Committee also believes it is appropriate to take into account considerations other than tax treatment, such that compensation actions may not always qualify for tax deductibility under Section 162(m) or other favorable tax treatment to the Company.

Compensation of former Chief Executive Officer

Mr. Jones’ compensation for fiscal 2006 was determined in the manner and in accordance with the policies described above.

During fiscal 2006, the Company continued to experience excellent improvement in its operating performance. For the 12 months ended March 31, 2006, the Company earned $38.5 million, representing a 13.3% increase over the prior year, an 11.9% return on average assets and a 19.9% return on average equity. During fiscal 2006, Mr. Jones oversaw increases in the Company’s office network of 41 net new offices, and in gross loans receivable, the Company’s primary earning assets, of 18.4%. Additionally, the Committee has compared Mr. Jones’ compensation package to those of chief executive officers of similar companies. Based on these factors, the Committee believes that Mr. Jones’ compensation as former Chief Executive Officer appropriately reflected the Company’s short-term and long-term performance.

COMPENSATION AND STOCK OPTION COMMITTEE

James R. Gilreath, Chairman
Ken R. Bramlett, Jr.
William S. Hummers, III
Charles D. Way

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 2006, 2005 and 2004 with respect to any individual serving the Company at any time during fiscal 2006 as its chief executive officer and, except as otherwise noted, the four other executive officers with the highest total salaries and bonuses in fiscal 2006.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Award
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)

Charles D. Walters	2006	285,000	-	(2)	-	76,544	(3)
Chairman(1)	2005	285,000	-	(2)	-	74,156	(4)
	2004	283,500	166,500	(2)	-	120,652	(5)

A. Alexander McLean, III	2006	228,137	278,998	(2)	40,000	8,619	(9)
Chief Executive Officer(6)	2005	217,082	183,809	(2)	5,000	5,790	(9)
Former Chief Financial Officer	2004	206,742	233,408	(2)	10,000	4,798	(9)

Mark C. Roland	2006	200,000	272,860	(2)	45,000	4,798	(9)
President and Chief	2005	168,000	133,557	(2)	5,000	4,285	(9)
Operating Officer(7)	2004	158,725	182,000	(2)	10,000	3,780	(9)

Charles F. Gardner, Jr.	2006	125,792	106,074	(2)	10,000	3,879	(9)
Senior Vice President	2005	119,792	74,674	(2)	5,000	4,482	(9)
Western Division	2004	114,033	102,500	(2)	7,500	3,766	(9)

James Daniel Walters	2006	108,000	92,260	(2)	10,000	3,969	(9)
Senior Vice President	2005	89,040	24,492	(2)	3,000	3,574	(9)
Southern Division	2004	84,125	30,000	(2)	3,000	3,130	(9)

Douglas R. Jones	2006	281,667	306,634	(2)	30,000	8,685	(9)
former President and Chief	2005	262,500	278,250	(2)	-	5,825	(9)
Executive Officer (8)	2004	238,540	350,000	(2)	125,000	5,023	(9)

(1)	Mr. Walters served as the Company’s Chief Executive Officer until August 6, 2003.
(2)
Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.

(3)
Includes $8,100 in Company-matching contributions under the 401(k) plan and $68,444 paid to Mr. Walters as reimbursement for life insurance premiums paid by him to purchase insurance covering his life.

(4)
Includes $5,712 in company-matching contributions under the Company’s 401(k) plan and $68,444 paid to Mr. Walters as reimbursement for life insurance premiums paid by him to purchase insurance covering his life.

(5)
Includes $4,790 in company-matching contributions under the Company’s 401(k) plan and $115,862 paid to Mr. Walters as reimbursement for life insurance premiums paid by him to purchase insurance covering his life.

(6)	Mr. McLean served as the Company’s Chief Financial Officer until March 23, 2006, at which time he succeeded Mr. Jones as the Company’s Chief Executive Officer.
(7)	Mr. Roland was promoted to Chief Operating Officer effective April 1, 2005, and was promoted to President effective March 23, 2006.
(8)	Mr. Jones served as the Company’s President and Chief Operating Officer until August 6, 2003, at which time he was promoted to Chief Executive Officer. On March 23, 2006, Mr. Jones was terminated.
(9)	Amount represents Company-matching contributions under the Company’s 401(k) plan.

Option Grants Table

The following table sets forth information with respect to options granted during the fiscal year ended March 31, 2006 to the named officers.

Option Grants in Last Fiscal Year(1)

	Individual Grants
	Number of Securities Underlying	% of Total Options Granted to Employees	Exercise		Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for
	Options	in Fiscal	or Base Price	Expiration	Option Term(2)
Name	Granted (#)	Year (%)	($/Sh)(1)	Date	5% ($)	10%($)

Charles D. Walters	-	-	-	-	-	-

A. A. McLean, III	15,000	4.7%	$28.29	11/9/15	266,871	676,305
	25,000	7.8%	$25.05	3/23/16	393,845	998,081

Mark C. Roland	20,000	6.3%	$28.29	11/9/15	355,829	901,739
	25,000	7.8%	$25.05	3/23/16	393,845	998,081

Charles F. Gardner, Jr	10,000	3.1%	$28.29	10/28/14	177,914	450,870

James Daniel Walters	10,000	3.1%	$28.29	10/28/14	177,914	450,870
Douglas R. Jones	30,000	9.4%	$28.29	11/9/15	533,743	1,352,609

_______________________________

(1)
All Options shown in this table were granted under the Company’s 2002 and 2005 Stock Option Plans at the fair market value of the Shares on the date of grant (defined as the closing sale price of the Shares as quoted on the NASDAQ National Market System). All grants have five year vesting periods with one-fifth vesting each year from the date of grant.

(2)
These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.

Option Exercises and Year-End Value Table

The following table sets forth information with respect to option exercises and unexercised options held by the named executive officers as of March 31, 2006.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles D. Walters	-	$-	12,000	8,000	$228,520	$152,480
A. Alexander McLean, III	52,047	875,564	129,786	57,000	2,698,859	272,700
Mark C. Roland	12,500	195,498	-	64,000	-	308,280
Charles F. Gardner, Jr.	2,000	45,796	5,500	22,500	77,275	140,545
James Daniel Walters	2,500	31,857	3,400	15,600	47,813	55,512
Douglas R. Jones	30,700	627,791	111,000	108,000	1,798,472	969,780

(1)	The fair market value used for computations in this column was $27.40, which was the last sales price of the shares on March 31, 2006.

Employment and Severance Agreements

The Company maintains an employment agreement with Mr. McLean. This agreement expires on March 31, 2008. This agreement runs for a three year term and provides for a current annual base salary of not less than $268,000, as determined by the Compensation and Stock Option Committee. His salary is subject to annual increases as determined by the Committee. In addition, this agreement provides for the payment of annual cash incentive payments in accordance with the terms of the Company’s Executive Incentive Plan, based on the Company’s achievement of certain pre-established performance criteria. For fiscal 2006, the performance criteria related to achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, the control of general and administrative expense within certain limits, and control over the level of charge-offs.

Under the agreement with Mr. McLean, the Company has agreed to provide him with long-term disability insurance benefits equal to 60% of such executive’s base salary at the time of disability. This agreement also provides for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive’s base salary at the time of termination or change of control, as the case may be, for the longer of 24 months or the remaining term of the employment agreement, (ii) the continuation of all other perquisites and benefits available under the agreement for a period of 24 months from the date of termination, and (iii) annual incentive compensation payments prorated to the date of termination.

Mr. McLean has agreed not to compete with the Company during the term of his employment and for two years thereafter.

In connection with Mr. McLean’s promotion to Chief Executive Officer in March 2006, his base salary was increased from $230,000 to $268,180. In addition, he was granted options to purchase 25,000 shares of the Company’s common stock at fair market value as of the grant date, $25.05 per share. These options vest over five years in equal annual installments on each succeeding anniversary of the grant date. In addition, the range of potential bonus he may earn under the Company’s Executive Incentive Plan for the fiscal year ending March 31, 2007 was increased from a range of 20% to 120% of base salary to a range of 25% to 150% of base salary.

In connection with Mr. Roland’s promotion to President in March 2006, his base salary was increased from $200,000 to $233,000. In addition, he was granted options to purchase 25,000 shares of the Company’s common stock at fair market value as of the grant date, $25.05 per share. These options vest over five years in equal annual installments on each succeeding anniversary of the grant date.

In connection with Ms. Kelly Malson Snape’s promotion to Chief Financial Officer in March 2006, her base salary was increased from $93,000 to $135,000. In addition, she was granted options to purchase 25,000 shares of the Company’s common stock at fair market value as of the grant date, $25.05 per share. These options vest over five years in equal annual installments on each succeeding anniversary of the grant date. In addition, the range of potential bonus she may earn under the Company’s Executive Incentive Plan for the fiscal year ending March 31, 2007 was increased from a range of 5.8% to 35.0% of base salary to a range of 20% to 120% of base salary.

In connection with Mr. Walters’ retirement from the position of Chief Executive Officer effective August 6, 2003, his employment agreement was amended and restated effective June 1, 2003, and was further amended effective January 28, 2004. Under the salary continuation and severance provisions of the amended and restated agreement, Mr. Walters continued to be paid his base salary of $285,000, and continued to receive other salaried employee benefits, through March 31, 2006. For fiscal 2004, Mr. Walters received a pro-rated annual incentive award under the Company’s Executive Incentive Plan equal to 5/12 of the award he would have received had he remained Chief Executive Officer for all of fiscal 2004. As part of Mr. Walters’ employment agreement, he participated in the Company’s Supplemental Executive Retirement Plan (the “SERP”). In April 2006, Mr. Walters will begin receiving monthly payment of $10,688 or $128,250 annually.

In addition, during the term of the amended agreement, the Company will provide Mr. Walters with long-term disability insurance benefits equal to 60% of his base salary at the time of disability. The amended agreement also modified an arrangement with respect to life insurance that formerly had been provided by the Company to satisfy a covenant in Mr. Walters’ employment agreement that the Company maintain at least $2,000,000 in life insurance coverage for the benefit of Mr. Walters’ designated beneficiary. Although the Company had formerly satisfied this obligation by making premium payments on a split-dollar life insurance policy, this policy was unwound pursuant to the amended agreement in exchange for the Company’s agreement to reimburse Mr. Walters (including gross-ups for any taxes he incurs as a result of such reimbursements) for his cost to purchase $1,000,000 of life insurance during the remaining term of the amended employment agreement. The Company has also agreed, through March 31, 2007, to provide Mr. Walters with office space and administrative assistance sufficient to enable him to perform his duties to the Company and to pay for the preparation of his tax return.

In exchange for these benefits, Mr. Walters has agreed not to compete with the Company for a period of 24 months following the termination of his period of employment.

On March 23, 2006, the Board of Directors terminated the employment of Douglas R. Jones as President and Chief Executive Officer of the Company and determined that such termination was a termination by the Company without cause within the meaning of Mr. Jones’ Amended and Restated Employment and Agreement and effective June 1, 2003.

Under the terms of this employment agreement, Mr. Jones is entitled to the following severance benefits: continuation of payment of 100% of Mr. Jones’ base salary $285,000 per year) through March 31, 2009; the pro-rated portion, determined to be $306,634, of his annual incentive compensation for the year ended March 31, 2006 under the Company’s Executive Incentive Plan; and the continuation of all other benefits and perquisites specified in Section 4.4 of this employment agreement for 24 calendar months, until March 23, 2008. These benefits include all benefits and perquisites provided to salaried employees, to the extent permissible under the terms and provisions of such plans or programs, plus long-term disability insurance providing coverage at 60% of Mr. Jones’ base salary.

As further provided in his employment agreement, Mr. Jones’ severance benefits are subject to offset by taxable cash compensation (or deferred compensation that would be taxable absent deferral) he earns for employment or consulting work performed for another company during the periods in which his severance is payable as described above. In such event, the payments described above as payable pursuant to the employment agreement will be reduced respectively to the extent that like-kind benefits are paid as a result of his other employment or consulting work. In addition, the benefits from his other employment or consulting will be deemed primary coverage for purposes of coordination of benefits.

Mr. Jones’ employment agreement also imposes restrictive covenants, including non-competition, non-solicitation and confidentiality obligations, on Mr. Jones for 24 months following his period of employment. The employment agreement further provides that the Company’s obligation to make any payments to Mr. Jones under the terms of the employment agreement or the Company’s executive incentive plans will cease upon Mr. Jones’ violation of any of these covenants.

Apart from his employment agreement, the Company’s Supplemental Executive Retirement Plan (the “SERP”) provides that in the event of a termination without cause, Mr. Jones will receive the same benefit he would have received had he retired on the date of termination, except that the minimum age and service requirements for early retirement do not apply. Accordingly, under the Plan, Mr. Jones would be entitled to receive a total of 180 monthly payments, each in an amount equal to 45% of his monthly base salary times a “Days of Service Fraction” determined by dividing the number of days from his employment start date to the date of termination by the number of days from his employment start date to his 65th birthday. Under this formula, Mr. Jones’ benefit under the Plan will be approximately $4,177 per month, or $50,128 per year, for 15 years.

As of March 23, 2006, Mr. Jones has vested options to purchase approximately 101,000 shares of the Company’s common stock at prices ranging from $5.032 to $22.25 per share. Under their terms, these options will remain exercisable until the earlier of three months following Mr. Jones’ termination or expiration in accordance with their stated terms.

Various payments to which Mr. Jones is entitled as described above are, or may be, subject to compliance with the requirements of Section 409A of the Internal Revenue Code governing the payment of non-qualified deferred compensation. Among other things, Section 409A requires that certain deferred compensation distributions to key employee of public corporations not occur for at least six months following separation from service. The failure to comply with Section 409A can result in substantial penalties to the employee taxpayer. The Company and Mr. Jones have agreed to modify the structure and timing of various payments described above as necessary to comply with the requirements of Section 409A.

Supplemental Executive Retirement Plan

The Company has instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which the Company agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued employment by the executive. The Company selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the Company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the Company. The Company has currently entered into SERP contracts with nine senior level managers, including all executive officers. The SERP contracts provide for a retirement benefit of 45% of the executive’s final base salary, multiplied by a “Days of Service Fraction” should the executive elect early retirement. No executive will be granted early retirement until he has reached age 57, has been a participant of the plan for at least eight years and obtains permission from the Board of Directors.

The expected benefits associated with any individual serving the Company at any time during fiscal 2006 as its CEO and its other four highest paid executive officers, assuming retirement at projected base salary at the age indicated, are as follows:

Name	Year of Birth	Retirement Age	Annual Retirement Benefit	Duration of Retirement Benefits

Douglas R. Jones	1951	54	$50,128	15 years
A. Alexander McLean III	1951	65	177,000	15 years
Mark C. Roland	1956	65	182,000	15 years
Charles F. Gardner, Jr.	1961	65	114,000	15 years
J. Daniel Walters	1968	65	123,000	15 years

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Report of the Audit Committee of the Board of Directors

The Audit Committee is composed of three directors, each of whom is independent within the meaning of applicable NASDAQ rules and all of whom have accounting or related financial management expertise. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our responsibility, as members of the Audit Committee, is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring these processes.

Our oversight of these processes and considerations and discussions with management and the independent accountants do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

In this context, the Audit Committee met with management and the independent accountants to review and discuss the Company’s March 31, 2006 audited consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also received written disclosures and a letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence. In particular, the Audit Committee considered whether the provision of non-audit services described in the following section is compatible with maintaining the independence of the accountants.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles D. Way, Chairman
Ken R. Bramlett, Jr.
William S. Hummers, III

Audit Committee Pre-Approval of Services Provided by the Independent Accountants

As mandated by SEC regulations, the Audit Committee pre-approves all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm. The Audit Committee’s practice in this regard is to have the independent accountants, in conjunction with their proposed engagement to provide annual audit services, provide for the Audit Committee’s review and approval the terms of additional proposed engagements regarding matters such as tax compliance and employee benefit plan audits. To the extent that any other services not detailed on these engagements are proposed throughout the year, these services may be undertaken only after review with, and approval by, the Audit Committee Chairman, who reports on such services to the full Audit Committee at its regularly scheduled meetings.

Audit Fees

KPMG LLP billed us the following amounts in aggregate fees for fiscal years 2006 and 2005 audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings:

2006 — $296,500	2005 — $342,000

Audit-Related Fees

KPMG LLP billed us the following amounts in aggregate fees for fiscal years 2006 and 2005 for assurance and related services, other than those described above under “-Audit Fees,” that are reasonably related to the performance of the audit or review of our financial statements:

2006 — $20,000	2005 — $20,000

In 2006 and 2005, these fees were billed for the audit of the Company’s Retirement Savings Plan.

Tax Fees

For fiscal 2006 and 2005 KPMG LLP billed us the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

2006 — $9,000	2005 — $83,000

All Other Fees

There were no other fees billed for other services rendered by KPMG LLP for fiscal years 2006 and 2005.

Of all the fees reported above, none were approved pursuant to the de minimis exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has approved the selection of the firm KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for the 2007 fiscal year, and to perform such other appropriate accounting services as may be required by the Board.

The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company’s most recent fiscal year.

Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in accountants for the next year.

The Board unanimously recommends a vote FOR ratifying the selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting, of the Company and its subsidiaries for the 2007 fiscal year.

PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on March 2, 2007, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record the lesser of at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement. In addition, under SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year’s annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 16, 2006.

OTHER MATTERS

The Board and the Company’s officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend this year’s Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.

C. D. WALTERS Chairman of the Board

June 30, 2006

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting
of Shareholders
to be held on
August 2, 2006